EXHIBIT 99
Contact: Michelle Sullivan
(617) 368-5165
BOSTON BEER REPORTS
RECORD SECOND QUARTER DEPLETIONS
BOSTON, MA (8/3/10) — The Boston Beer Company, Inc. (NYSE: SAM) reported a second quarter core product depletions increase of 13% as compared to the second quarter of 2009. Net income for the second quarter was $16.3 million, or $1.13 per diluted share, an increase of $4.4 million, or $0.30 per diluted share, from the second quarter of 2009, primarily due to increased core shipment volume, partially offset by increased selling expenses. Net revenue for the second quarter of 2010 was $129.6 million, an increase of $11.5 million, or 10%, over the same period last year, mainly due to increases in core products shipment volume.
Jim Koch, Chairman and founder of the Company, commented, “We achieved depletions growth of 13% in the second quarter. This record second quarter for depletions is due to our strong sales execution and continued support from our wholesalers and retailers. While we are pleased with the results, we believe some of the increase benefitted from an easy comparison to the second quarter of 2009, which was up only 2% compared to the second quarter of 2008. We continue to see expanded distribution of domestic specialty brands and local craft brands, which is increasing competition in the category. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”
Key highlights of the second quarter were:
•	Depletions growth of 13% for the quarter and 13% year to date.
•	Core shipments increase of 9% for the quarter and 13% year to date.
•	Core gross margin improvement for the quarter to 56% from 53% in the prior year.
•	Total selling, general and administrative expense increase of $5.0 million in the second quarter, reflecting increased investment behind the Company’s brands.
•	Second quarter earnings per diluted share of $1.13.
Based on the stronger than expected first half, the Company has increased its range of estimated earnings per diluted share for 2010 to $2.85 to $3.15 from a previously communicated range of $2.65 to $2.95.
Martin Roper, the Company’s President and CEO, stated, “We believe we executed well in the first half of the year and that the business may have responded to our increased investments in local marketing and media advertising and increases in sales force personnel. However, there appeared to be slowing trends towards the end of the second quarter, due to tougher comparisons and the timing of certain promotional activities. We therefore believe it is unlikely that depletions will continue at the first half growth rate for the remainder of the year, but we are working hard to maintain these trends. We have raised our full year depletions targets and earnings per share range based on the strong quarter and our current expectations of future trends. As we look forward to 2011, we are evaluating increasing our investments in brand support in order to grow our brands appropriately given the opportunities we see. It is possible that these decisions might result in slower earnings growth, as we may forsake some earnings in the short term in order to build our organizational capabilities and increase brand spending.”

2nd Quarter Results
Core shipment volume for the three months ended June 26, 2010 was approximately 627,000 barrels, a 9% increase versus the same period in 2009. The increase in shipments for the quarter is due to double-digit increases in Twisted Tea® and Samuel Adams® Seasonals, as well as increases in Samuel Adams Boston Lager® and the Samuel Adams® Brewmaster’s Collection. Total Company depletions in the second quarter increased 13%, driven by double-digit increases in Twisted Tea®, Samuel Adams® Seasonals and the Samuel Adams® Brewmaster’s Collection, as well as increases in Samuel Adams Boston Lager®.
Bill Urich, Boston Beer Company CFO, said, “Our second quarter 2010 gross margin of 56% represented an increase of 3 percentage points over our second quarter 2009 gross margin. The increase reflects the lower brewing and packaging costs per core barrel at our Pennsylvania Brewery resulting from our cost savings initiatives, and pricing increases of approximately 1%, as well as the fact that the 2009 second quarter had some lower margin contract production for Diageo North America, Inc.”
Mr. Urich continued, “We continue to maintain a strong cash position, with $53.7 million in cash as of June 26, 2010. This is an increase of approximately $15.0 million from the first quarter balance, despite repurchasing approximately $16.7 million of shares under the stock repurchase program during the quarter.”
The Company’s net income of $16.3 million, or $1.13 per diluted share, for the three months ended June 26, 2010 represents an increase of $4.4 million, or $0.30 per diluted share, from the same period last year. The increase in net income is primarily due to increases in core products shipment volume, partially offset by higher selling expenses. Second quarter 2010 advertising, promotional and selling expenses were $3.9 million higher than those incurred in the second quarter of 2009, primarily as a result of increased investments in point of sale materials, local marketing, radio advertising and the Company’s sales force, partially offset by lower television advertising costs. General and administrative expenses increased $1.1 million during the quarter as compared to the prior year, due to increased stock compensation expense, as a result of the increase in the market price of the Company’s stock, and legal fees. The Company’s effective tax rate for the second quarter of 2010 decreased to 39% from the second quarter 2009 rate of 44%, as a result of higher pretax income but with no corresponding increase in nondeductible expenses.

Year to Date Results
Core shipment volume for the six month period ended June 26, 2010 was 1,081,000 barrels, a 13% increase from the same period in the prior year. The increase in shipments for the first half of the year is due to double-digit increases in Twisted Tea®, Samuel Adams® Seasonals and Samuel Adams Boston Lager®. In the first half of 2010, total Company depletions increased 13%, due to double-digit increases in Twisted Tea®, Samuel Adams® Seasonals, and the Samuel Adams® Brewmaster’s Collection, as well as increases in Samuel Adams Boston Lager®.
The Company’s net income of $22.5 million, or $1.57 per diluted share, for the six months ended June 26, 2010 represents an increase of $9.2 million, or $0.64 per diluted share, compared to the same period last year. The increase in net income is primarily due to increases in core shipment volume, partially offset by higher selling expenses. Advertising, promotional and selling expenses incurred during the first half of the year increased by $7.1 million as compared to the prior year, primarily due to increased investments in radio advertising, local marketing, point of sale materials and the Company’s sales force, offset by lower television advertising costs. General and administrative costs increased by $0.8 million during the first half of 2010 as compared to 2009, due to increases in legal expenses, stock compensation expense due to the increased market price of the Company’s stock, and salaries and benefits, partially offset by the reversal of stock compensation expense for an option that did not vest and a decrease in administrative expenses at the Pennsylvania Brewery. The Company’s effective tax rate for the first half of 2010 decreased to 39% from the first half 2009 rate of 45%, as a result of higher pretax income but with no corresponding increase in nondeductible expenses. The Company expects its full year tax rate to be approximately 39%.
Other matters
Year-to-date depletions through July 2010 are estimated by the Company to be up approximately 11% from the same period in 2009, with one less selling day in the July 2010 comparable period. Shipments and orders in-hand suggest that core shipments year-to-date through August 2010 will be up approximately 14% compared to the same period in 2009. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods. The Company believes inventories at wholesalers at the end of the second quarter were at appropriate levels given the current volumes and trends.
Based on information of which the Company is currently aware, the Company is increasing its projected 2010 earnings per diluted share range to $2.85 to $3.15. The Company currently projects full-year depletions growth of between 8% and 10%, based on its analysis of year-to-date depletions versus 2009 and 2008. The Company continues to believe that the current competitive pricing environment is very challenging and projects full-year price increases of between 1% and 2% through minor price optimizations, as the competitive environment permits, but there can be no assurances that the Company will be able to achieve the planned revenue per barrel increases. The Company continues to forecast cost stability for packaging and ingredients and currently believes that full year 2010 gross margins will be approximately 54%. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this, even if this causes short term earnings decreases.

The Company continues to evaluate 2010 capital expenditures and, based on current information, now expects them to be between $12.0 million and $18.0 million, primarily for continued investments in the Pennsylvania Brewery, as the Company pursues further efficiency initiatives and equipment upgrades, as well as additional keg purchases to support continued growth. The actual amount spent may well be different from these estimates as the Company continues to analyze its investment opportunities.
The Company expects that its cash balance as of June 26, 2010 of $53.7 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future anticipated cash requirements. On June 14, 2010, the Company extended the term of its credit facility for a period of two years, so that the expiration date is now March 31, 2015. The Company continues to be in compliance with all of the covenants under its credit facility.
During the six months ended June 26, 2010, the Company repurchased approximately 549,800 shares of its Class A Common Stock for a total cost of $30.2 million. On July 28, 2010, the Board of Directors approved an increase of $25.0 million to the previously approved $165.0 million share buyback expenditure limit, for a new limit of $190.0 million. From June 27, 2010 through July 30, 2010, the Company repurchased an additional 128,000 shares of its Class A Common Stock for a total cost of $8.7 million. Through July 30, 2010, the Company has repurchased a cumulative total of approximately 9.3 million shares of its Class A Common Stock for an aggregate purchase price of $160.1 million. The Company has approximately $29.9 million remaining on the $190.0 million share buyback expenditure limit set by the Board of Directors. As of July 30, 2010, the Company had 9.7 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about nine-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2009 and December 27, 2008. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Tuesday, August 3, 2010

THE BOSTON BEER COMPANY, INC.
Financial Results
Operating Results:
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009

Barrels sold	632	630	1,089	1,144

Revenue	$141,158	$128,785	$243,628	$217,116
Less excise taxes	11,595	10,715	20,035	17,973

Net revenue	129,563	118,070	223,593	199,143
Cost of goods sold	57,291	56,095	103,427	99,123

Gross profit	72,272	61,975	120,166	100,020
Operating expenses:
Advertising, promotional and selling expenses	35,091	31,162	64,228	57,055
General and administrative expenses	10,547	9,401	19,000	18,208
Impairment of long-lived assets	—	—	—	553

Total operating expenses	45,638	40,563	83,228	75,816

Operating income	26,634	21,412	36,938	24,204
Other income, net:
Interest income	6	24	8	39
Other income, net	4	25	3	4

Total other income, net	10	49	11	43

Income before income taxes	26,644	21,461	36,949	24,247
Income tax provision	10,374	9,543	14,419	10,963

Net income	$16,270	$11,918	$22,530	$13,284

Net income per common share — basic	$1.18	$0.85	$1.62	$0.94

Net income per common share — diluted	$1.13	$0.83	$1.57	$0.93

Weighted-average number of common shares — basic	13,838	14,075	13,899	14,077

Weighted-average number of common shares — diluted	14,390	14,326	14,381	14,315

Consolidated Balance Sheets:
(in thousands, except share data)

	(unaudited)
	June 26,	December 26,
	2010	2009
Assets
Current Assets:
Cash	$53,679	$55,481
Accounts receivable, net of allowance for doubtful accounts of $219 and $199 as of June 26, 2010 and December 26, 2009, respectively	26,801	17,856
Inventories	25,337	25,558
Prepaid expenses and other assets	10,226	9,710
Deferred income taxes	4,425	4,425

Total current assets	120,468	113,030

Property, plant and equipment, net	142,790	147,021
Other assets	1,459	1,508
Goodwill	1,377	1,377

Total assets	$266,094	$262,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,538	$25,255
Accrued expenses and other current liabilities	53,860	48,531

Total current liabilities	76,398	73,786

Deferred income taxes	13,439	13,439
Other liabilities	3,705	2,556

Total liabilities	93,542	89,781

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,793,632 and 10,068,486 issued and outstanding as of June 26, 2010 and December 26, 2009, respectively	98	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	118,752	111,668
Accumulated other comprehensive loss, net of tax	(359)	(359)
Retained earnings	54,020	61,704

Total stockholders’ equity	172,552	173,155

Total liabilities and stockholders’ equity	$266,094	$262,936

Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Six Months Ended
	June 26,	June 27,
	2010	2009

Cash flows provided by operating activities:
Net income	$22,530	$13,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,459	8,983
Impairment of long-lived assets	—	584
Gain on disposal of property, plant and equipment	(5)	—
Bad debt expense	20	125
Stock-based compensation expense	1,635	1,688
Excess tax benefit from stock-based compensation arrangements	(2,112)	(151)
Deferred income taxes	—	746
Changes in operating assets and liabilities:
Accounts receivable	(8,965)	(7,048)
Inventories	221	(943)
Prepaid expenses and other assets	(537)	8,843
Accounts payable	(2,717)	1,370
Accrued expenses and other current liabilities	7,482	4,514
Other liabilities	1,149	(280)

Net cash provided by operating activities	27,160	31,715

Cash flows used in investing activities:
Purchases of property, plant and equipment	(4,214)	(10,210)
Proceeds from disposal of property, plant and equipment	20	—

Net cash used in investing activities	(4,194)	(10,210)

Cash flows used in financing activities:
Repurchase of Class A common stock	(30,219)	(2,848)
Proceeds from exercise of stock options	2,770	475
Excess tax benefit from stock-based compensation arrangements	2,112	151
Net proceeds from sale of investment shares	569	237

Net cash used in financing activities	(24,768)	(1,985)

Change in cash	(1,802)	19,520

Cash at beginning of period	55,481	9,074

Cash at end of period	$53,679	$28,594

Supplemental disclosure of cash flow information:
Income taxes paid	$7,805	$2,377

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com